EXHIBIT 99.1

HBIO Reports Fourth Quarter 2012 Results

HOLLISTON, Mass., Feb. 28, 2013 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter Reported Results from Continuing Operations

Revenues from continuing operations were $28.2 million for the three months ended December 31, 2012 which was within the guidance range of $28-$30 million provided by management. Fourth quarter revenues were down approximately 2.7% compared to the same period in 2011. Currency exchange rates had a favorable 0.2% effect on revenues in the fourth quarter of 2012 compared with the fourth quarter of 2011. The Company's acquisition of AHN Biotechnologie GmbH ("AHN") in February 2012 had a positive 1.6% effect on revenues in the fourth quarter of 2012 compared to the fourth quarter of 2011. Excluding the effects of currency exchange rates and acquisitions, the Company's fourth quarter revenues were down 4.5% compared to the same period in the previous year.

Net income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.4 million or $0.01 per diluted share compared to $0.7 million or $0.02 per diluted share for the same period in 2011. This year-to-year decrease was mainly due to increased spending in the Company's development-stage Regenerative Medicine Device ("RMD") business.

Core Life Science Research Tools Results

Non-GAAP adjusted earnings per share from continuing operations for our core Life Science Research Tools business ("LSRT") for the fourth quarter of 2012 was $0.10 per diluted share, flat with the fourth quarter of 2011.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share from continuing operations for our developmental stage RMD business for the fourth quarter of 2012 was a loss of $0.04 per diluted share, compared with a loss of $0.03 per diluted share for the fourth quarter of 2011, and reflected greater activities in developing this initiative.

Full Year Reported Results from Continuing Operations

Revenues from continuing operations for the year ended December 31, 2012 were $111.2 million, an increase of $2.3 million, or 2.1%, compared to revenues of $108.9 million for the year ended December 31, 2011. Currency exchange rates had a negative 1.1% effect on revenues for 2012 compared with the same period in 2011. The Company's acquisition of AHN in February of 2012 and CMA Microdialysis ("CMA") in July 2011 had a positive 3.1% effect on revenues. Excluding the effects of currency exchange rates and acquisitions, the Company's revenues were up 0.1% from the previous year.

Net income from continuing operations, as measured under GAAP, was $1.5 million, or $0.05 per diluted share, for the year ended December 31, 2012 compared to $3.8 million, or $0.13 per diluted share, for the same period in 2011. This year-to-year decrease was mainly due to increased spending in the Company's development-stage RMD business.

Core Life Science Research Tools Results

Non-GAAP adjusted earnings per share from continuing operations for our core LSRT business for the year ended December 31, 2012 was $0.38 per diluted share compared with $0.35 per diluted share for the year ended December 31, 2011, a 8.6% increase.

Regenerative Medicine Device Results

Non-GAAP adjusted earnings per share from continuing operations for our RMD business for the year ended December 31, 2012 was a loss of $0.15 per diluted share, compared with a loss of $0.07 per diluted share for the year ended December 31, 2011. The increased spending year to year reflected greater activities in developing this initiative.

Commenting on Harvard Bioscience's performance, Chane Graziano, CEO stated, "Despite the difficult economic environment and political uncertainty, we made significant progress at HBIO toward achieving our long term goals of providing the best products and service for our customers and maximizing shareholder value. In our Harvard Apparatus Regenerative Technology business (HART) we achieved several major milestones this year including:

  Beginning a clinical trial in Russia with two trachea transplant patients treated using our bioreactors
  The first clinical trial was filmed and is being broadcast on European television and billed as "The Miracle of Krasnodar"
  The US FDA approved the first trachea transplant surgery in the US
  Establishing our own trachea scaffold production facility in our Holliston, MA facility
  Filing an S-1 registration statement with the SEC in December to begin an IPO and separate HART from HBIO"

Mr. Graziano continued, "While a significant amount of our attention was on the HART business we also took steps to improve the operations of our core LSRT business and to position us to once again become active in acquiring new product lines or companies that strengthen our position in the research market. Some of the actions we took during 2012 included:

  Hiring a new GM for our Denville business and restructured its sales team to more effectively train new sales reps to ensure better productivity
  In February we acquired AHN Biotechnologie, a German manufacturer of pipette tips. We restructured the company, repositioned its products to increase gross margin and we expanded sales and marketing efforts
  We took steps to increase our gross margins and we reduced expenses in our Hoefer electrophoresis business
  We reorganized and reduced expenses in our Spanish subsidiary
  We launched a new novel patent pending micro volume cuvette that can effectively turn a standard spectrophotometer into a micro volume unit
  We launched a new micro volume spectrophotometer in 2012 and will introduce and launch an additional one in mid 2013
  We developed a new family of products for our BTX Electroporation brand that will enable us to compete in a larger segment of that market"

In closing, Mr. Graziano added, "Due to the fact that we have filed a registration statement with the SEC for an IPO of HART in connection with the separation of HART from HBIO, we will not be providing guidance for 2013 for either business. However, based on the progress we have made in our LSRT and HART businesses, we are excited about the future growth opportunities for both of these companies."

Operating Results for Continuing Operations

Three months ended December 31, 2012 compared to three months ended December 31, 2011:

Revenues were $28.2 million, down 2.7%, for the three months ended December 31, 2012 compared to $29.0 million for the same period in 2011. Currency exchange rates had a favorable 0.2% effect on revenues in the fourth quarter of 2012 compared with the fourth quarter of 2011. The Company's acquisition of AHN in February 2012 had a positive 1.6% effect on revenues in the fourth quarter of 2012 compared with the fourth quarter of 2011. Excluding the effects of currency exchange rates and acquisitions, the Company's fourth quarter revenues were down 4.5% compared to the same period in the previous year. The organic revenue decline was concentrated in our Harvard Apparatus and Hoefer businesses. In Harvard Apparatus we experienced softer than expected academic and government research markets. In Hoefer we experienced a decline in revenue from GE Healthcare ("GEHC"), which is Hoefer's largest customer.

Cost of product revenues decreased $1.0 million, or 6.1%, to $14.8 million for the three months ended December 31, 2012 compared with $15.8 million for the three months ended December 31, 2011. Gross profit as a percentage of revenues increased to 47.5% for the three months ended December 31, 2012 compared with 45.6% for the same period in 2011. The year-to-year quarterly increase in the gross margin percentage was due to a more favorable sales mix as well as the impact of cost reductions.

Sales and marketing expenses increased $0.3 million, or 6.9%, to $5.0 million for the three months ended December 31, 2012 compared with $4.7 million for the three months ended December 31, 2011. In LSRT, sales and marketing expenses increased $0.3 million, or 7.1%, to $4.8 million, compared to $4.5 million for the three months ended December 31, 2011. The increase in sales and marketing expenses in LSRT included $0.1 million, or 2.1%, attributable to our AHN acquisition, and $0.2 million, or 5.0% in our Denville and Biochrom subsidiaries. In RMD, sales and marketing expenses were flat at $0.2 million for the three months ended December 31, 2012 and 2011.

General and administrative expenses increased $0.2 million, or 3.4% to $5.1 million for the three months ended December 31, 2012 compared with $4.9 million for the three months ended December 31, 2011. In LSRT, general and administrative expenses decreased $0.4 million, or 7.8%, to $4.2 million, compared with $4.6 million for the three months ended December 31, 2011. The decrease was primarily due to a combination of lower corporate expenses and cost savings related to our restructuring activities. In RMD, general and administrative expenses increased $0.5 million due to increased activity related to our regenerative medicine device initiative.

Research and development expenses increased $0.3 million, or 19.3% to $1.8 million for the three months ended December 31, 2012 compared with $1.5 million for the three months ended December 31, 2011. In LSRT, the research and development expenses were flat at $1.0 million for the three months ended December 31, 2012 and 2011. In RMD, research and development expenses increased $0.3 million, primarily due to increased activity in our stem cell therapy injector and bioreactor development efforts.

Amortization of intangible assets expenses decreased $0.1 million, or 6.8%, to $0.7 million for the three months ended December 31, 2012. The year-to-year quarterly decrease was due to intangible assets at our Biochrom subsidiary becoming fully amortized during 2012, offset partially by new intangible assets being amortized related to our acquisitions of CMA in 2011 and AHN in 2012.

Other income and expense, net, was $0.1 million expense for the three months ended December 31, 2012 compared with $0.4 million expense for the three months ended December 31, 2011. The year-to-year decrease was mainly due to lower acquisition related expenses. Net interest expense was flat at $0.1 million for the three month periods ended December 31, 2012 and 2011.

Year ended December 31, 2012 compared to year ended December 31, 2011:

Revenues increased $2.3 million, or 2.1%, to $111.2 million for the year ended December 31, 2012 compared to $108.9 million for the same period in 2011. Our AHN and CMA acquisitions contributed approximately $3.4 million, or 3.1%, to the revenue increase for the year ended December 31, 2012. The effect of a stronger U.S. dollar decreased the Company's revenues by $1.2 million, or 1.1%, compared with the same period in 2011. Adjusting for the effects of foreign currency and acquisitions, revenues increased $0.1 million, or 0.1%.  The Company's organic revenue growth was negatively impacted by our Harvard Apparatus and Hoefer businesses. In Harvard Apparatus we experienced softer than expected academic and government research markets in both the US and international markets. In Hoefer we experienced a decline in revenue from GE Healthcare ("GEHC"), which is Hoefer's largest customer.

Cost of product revenues increased $0.1 million, or 0.3%, to $58.8 million for the year ended December 31, 2012 compared with $58.6 million for the year ended December 31, 2011. The increase in cost of product revenues included $2.5 million, or 4.3%, attributable to our AHN and CMA acquisitions. A stronger U.S. dollar caused a $0.6 million, or 1.1%, favorable currency effect on cost of product revenues for the year ended December 31, 2012. Gross profit as a percentage of revenues increased to 47.2% for the year ended December 31, 2012 compared with 46.2% for the same period in 2011. The increase in gross profit as a percentage of revenues was primarily due to a more favorable sales mix.

Sales and marketing expenses increased $1.7 million, or 9.7%, to $19.1 million for the year ended December 31, 2012 compared with $17.5 million for the year ended December 31, 2011. In LSRT, sales and marketing expenses increased $1.4 million, or 8.4%, to $18.3 million, compared to $16.9 million for the year ended December 31, 2011, primarily due to $0.4 million, or 2.5%, of expenses related to our AHN and CMA acquisitions, and $1.1 million, or 6.8%, due to increased headcount at our Denville business. In RMD, sales and marketing expenses increased $0.3 million primarily due to an increase in business development efforts.

General and administrative expenses increased $1.6 million, or 9.1%, to $19.7 million for the year ended December 31, 2012 compared with $18.1 million for the year ended December 31, 2011. In LSRT, general and administrative expenses increased $0.2 million, or 1.1%, to $17.5 million, compared to $17.3 million for the year ended December 31, 2011. This was primarily due to a $0.7 million, or 3.9%, increase due to our AHN and CMA acquisitions, partially offset by a $0.4 million, or 2.1%, reduction related to various restructuring activities and a $0.1 million, or 0.9%, decrease due to the impact of a stronger U.S. dollar. In RMD, general and administrative expenses increased $1.5 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $1.9 million, or 34.7%, to $7.3 million for the year ended December 31, 2012 compared with $5.4 million for the same period in 2011. In LSRT, research and development expenses increased $0.3 million, or 8.4%, to $4.0 million, compared to $3.7 million for the year ended December 31, 2011, due to higher expenses at our Harvard Apparatus businesses. In RMD, research and development expenses increased $1.6 million primarily due to increased activity in our stem cell therapy injector and bioreactor development initiatives.

Amortization of intangible asset expenses were flat at $2.7 million for the years ended December 31, 2012 and 2011.

Other income and expense, net, was $0.9 million expense and $1.5 million expense for the year ended December 31, 2012 and 2011, respectively. Net interest expense was $0.6 million for the year ended December 31, 2012 compared to net interest expense of $0.8 million for the year ended December 31, 2011. The decrease in net interest expense was primarily due to lower average debt balances in 2012 compared to the prior year. Other income and expense, net, for the year ended December 31, 2012 and 2011, also included $0.3 million and $0.7 million, respectively, of primarily acquisition related expenses.

 Balance Sheet

We ended 2012 with cash and cash equivalents of $20.7 million compared to $17.9 million at December 31, 2011. As of December 31, 2012 and 2011, we had borrowings of $13.0 million and $16.3 million, respectively, outstanding under our credit facility. The borrowings mainly related to our acquisitions and stock repurchase program. During the year ended December 31, 2012, we made net repayments of $3.4 million under our credit facility. At December 31, 2012 and 2011, we had net cash (cash and cash equivalents, less debt) of $7.7 million and $1.6 million, respectively. During 2012, we paid $2.9 million from our existing cash balance for our acquisitions.

Trade receivables were $14.4 million and inventories were $17.8 million as of December 31, 2012 compared to trade receivables of $15.1 million and inventories of $18.2 million as of December 31, 2011. Outstanding days of sales, or DSO, were 47 days and 48 days for the three months and year ended December 31, 2012, respectively, and 48 days and 52 days for the same periods in 2011, respectively.

Inventories decreased by $0.4 million, or 2.2%, year-to-year. Inventory turns were flat at 3.3 times for the three months ended December 31, 2012 and 2011.

Discontinued Operations

On September 30, 2008, the Company completed the sale of assets of its Union Biometrica Division ("UBI"). The purchase price paid under the terms of the Asset Purchase agreement included an earn-out based on the revenue generated by the acquired business over a five year post-transaction period in an amount equal to (i) 5% of the revenue generated up to and including $6.0 million and (ii) 8% of the revenue generated above $6.0 million each year. Any earn-out amounts are evidenced by interest-bearing promissory notes due on September 30, 2013 or an earlier date based on certain triggering events. Prior to the fourth quarter of 2012, the Company had recorded a valuation allowance of approximately $0.6 million related to the earn-out promissory notes and the interest thereon as their collectability was uncertain. During the fourth quarter of 2012, the Company determined that the realization is more likely than not. Therefore the Company made a decision to reverse the valuation allowance and recognize the earn-out amount and the interest thereon of approximately $0.8 million (net of tax) in its financial statements under "Discontinued Operations".

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full year 2012 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. In addition, management may discuss, and answer one or more questions concerning business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, February 28, 2013. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "94630589". A replay of this conference call will be available from 2:00 p.m. on February 28, 2013 through March 7, 2013 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "94630589". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our website under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), stock-based compensation expense and gain from adjustment of acquisition contingencies. They also exclude the tax impact of the reconciling items, the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest and change in valuation allowances related to deferred tax assets. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three months and year ended December 31, 2012 and 2011 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the AHN and CMA acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the planned initial public offering and the potential spin-off from the Company, of Harvard Apparatus Regenerative Technology ("HART"), the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the market conditions of the planned initial public offering of HART and with respect to the potential spin-off of HART, the Company's ability to obtain a private letter ruling from the Internal Revenue Service regarding the distribution's tax-free treatment, the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

Registration Statement

A registration statement including a prospectus relating to the common stock of our wholly-owned subsidiary, Harvard Apparatus Regenerative Technology, Inc. has been filed with the Securities and Exchange Commission ("SEC") but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted before the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our website, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	December 31,
	2012	2011
Assets

Cash and cash equivalents	$ 20,681	$ 17,916
Trade receivables	14,357	15,078
Inventories	17,762	18,160
Property, plant and equipment	4,551	3,086
Goodwill and other intangibles	58,701	57,845
Other assets	17,343	14,549
Total assets	$ 133,395	$ 126,634

Liabilities and Stockholders' Equity

Total current liabilities	9,900	9,559
Total liabilities	28,887	31,135
Stockholders' equity	104,508	95,499
Total liabilities and stockholders' equity	$ 133,395	$ 126,634

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$ 28,249	$ 29,027	$ 111,171	$ 108,864
Cost of product revenues	14,840	15,800	58,753	58,604
Gross profit	13,409	13,227	52,418	50,260

Sales and marketing expenses	4,988	4,665	19,169	17,473
General and administrative expenses	5,107	4,942	19,700	18,063
Research and development expenses	1,772	1,485	7,321	5,434
Restructuring charges	144	19	310	467
Amortization of intangible assets	680	730	2,752	2,746
Total operating expenses	12,691	11,841	49,252	44,183

Operating income	718	1,386	3,166	6,077

Other income (expense):
Foreign exchange	(27)	3	(113)	(41)
Interest expense	(137)	(150)	(584)	(752)
Interest income	9	17	46	65
Other expenses, net	7	(273)	(287)	(807)
Other income (expense), net	(148)	(403)	(938)	(1,535)

Income before income taxes	570	983	2,228	4,542
Income tax expense	206	247	696	730
Income from continuing operations	364	736	1,532	3,812
Discontinued operations
Income from discontinued operations, net of tax	838	--	838	--
Total income from discontinued operations, net of tax	838	--	838	--
Net income	$ 1,202	$ 736	$ 2,370	$ 3,812

Income per share:
Basic earnings per common share from continuing operations	$ 0.01	$ 0.03	$ 0.05	$ 0.13
Discontinued operations	0.03	--	0.03	--
Basic earnings per common share	$ 0.04	$ 0.03	$ 0.08	$ 0.13

Diluted earnings per common share from continuing operations	$ 0.01	$ 0.02	$ 0.05	$ 0.13
Discontinued operations	0.03	--	0.03	--
Diluted earnings per common share	$ 0.04	$ 0.02	$ 0.08	$ 0.13

Weighted average common shares:
Basic	28,921	28,499	28,799	28,451
Diluted	30,104	29,692	29,542	29,819

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Statements
(in thousands, unaudited)

	Years Ended
	December 31,
	2012	2011

Cash flows from operations:
Net income	$ 2,370	$ 3,812
Changes in assets and liabilities	(974)	(3,854)
Other adjustments to operating cash flows	6,868	6,690
Net cash provided by operating activities	8,264	6,648

Investing activities:
Net cash used in investing activities	(4,875)	(7,198)

Financing activities:
Repayments of debt, net	(3,350)	(1,708)
Other financing activities	2,287	567
Net cash used in financing activities	(1,063)	(1,141)

Effect of exchange rate changes on cash	439	(97)

Increase (decrease) in cash and cash equivalents	$ 2,765	$ (1,788)

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income (Continuing Operations)
(in thousands)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

US GAAP operating income	$ 718	$ 1,386	$ 3,166	$ 6,077

Adjustments:

Amortization of intangible assets	680	730	2,752	2,746

Inventory amortization on acquisition	--	20	74	76

GAAP Restructuring charges	144	19	310	467

Non GAAP Restructuring charges	--	148	--	173

Stock-based compensation expense	948	800	3,321	2,863

Non-GAAP adjusted operating income	$ 2,490	$ 3,103	$ 9,623	$ 12,402

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income (Continuing Operations)
(in thousands)
(unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2012		2011		2012		2011

US GAAP net income from continuing operations	$ 364		$ 736		$ 1,532		$ 3,812

Adjustments:

Amortization of intangible assets	680		730		2,752		2,746

Inventory amortization on acquisition	--		20		74		76

Direct acquisition costs	4		232		308		699

GAAP Restructuring charges	144		19		310		467

Non GAAP Restructuring charges	--		148		--		173

Stock-based compensation expense	948		800		3,321		2,863

Income taxes	(517)	(A)	(547)	(B)	(1,651)	(A)	(2,566)	(C)

Non-GAAP adjusted net income from continuing operations	$ 1,623		$ 2,138		$ 6,646		$ 8,270

(A) Income taxes includes the tax effect of adjusting for the reconciling items and any changes in the valuation allowance.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share (Continuing Operations)
(unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2012		2011		2012		2011

US GAAP diluted earnings per common share from continuing operations	$ 0.01		$ 0.02		$ 0.05		$ 0.13

Adjustments:

Amortization of intangible assets	0.02		0.02		0.09		0.09

Direct acquisition costs	--		0.01		0.01		0.02

Restructuring charges	--		--		0.01		0.02

Non GAAP Restructuring charges	--		--		--		0.01

Stock-based compensation expense	0.03		0.03		0.11		0.10

Income taxes	(0.01)	(A)	(0.01)	(B)	(0.05)	(A)	(0.09)	(C)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.05		$ 0.07		$ 0.22		$ 0.28

(A) Income taxes includes the tax effect of adjusting for the reconciling items and any changes in the valuation allowance.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.
(C) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2010	2010	2010	2010	2010	2011	2011	2011	2011	2011	2012	2012	2012	2012	2012

Organic growth	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%	2.2%	-1.2%	-4.5%	0.1%

Acquisitions	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%	4.9%	1.6%	1.6%	3.1%

Foreign exchange effect	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%	-2.1%	-1.4%	0.2%	-1.1%

Total revenue growth	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%	5.0%	-1.0%	-2.7%	2.1%
CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com